12/26/95



Mr Peter Nauert
c/o 414-2451875

Dear Peter:

     This letter will memorialize our 12/24/95 conversation re my 1996 service.

- 1/1/96 - 6/30/96 I will serve as Acting Gen'l Counsel of PFS and report to you. Compensation will be $25,000 per month with benefits equivalent to PFS Sr. Officer.

- On 7/1/96, if both PFS Board and Hill are in agreement, Hill will be elected Exec. V.P. and Gen'l Counsel. Compensation will become $300,000 per yr + benefits.

- If either terminates, relationship will revert to $15000 per month retainer for two years as of Term. Date.

- PFS will provide apt. in Schaumburg area for Hill for up to one yr to assist transition.

     If I relocate to Illinois I will receive a net payment of $50,000 (grossed up) for relocation expense.

     If the above needs modific., please change. Otherwise initial and give one copy to me.

                                   Thanks,

                                   /s/ Billy Hill